Restricted Stock Unit Award Agreement
Your restricted stock unit award is subject to all the terms and provisions of the Knowles Corporation 2016 Equity and Cash Incentive Plan ("Plan"), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on the Merrill Lynch stock plan administration website.
In addition, your award is subject to the following:

1.
Restricted Stock Units are a bookkeeping entry on the books of Knowles Corporation. No shares of common stock, par value $0.01 per share (“Common Stock”), shall be issued to you in respect of the Restricted Stock Unit award until the restrictions have lapsed and applicable vesting conditions have been satisfied. Except as provided for in Appendix A attached hereto, in the event that your employment shall terminate prior to your vesting in the Restricted Stock Units, the Restricted Stock Units shall be forfeited. Within 30 days following the end of the Restriction Period set forth on the Award Statement, Knowles Corporation shall issue shares of Common Stock in your name equal to the number of Restricted Stock Units that have vested during the Restriction Period, less applicable tax withholding.

2.
You shall vest in the Restricted Stock Unit Award, and all restrictions thereon shall lapse, per the dates on your Award Statement. You must be an active employee of Knowles Corporation or an eligible affiliate at the end of the Restriction Period and satisfy all applicable vesting conditions in order for your Restricted Stock Units to vest, with certain exceptions as provided in the Appendix A attached hereto and subject to Section 6.17 of the Plan.

3.
During the Restriction Period, you shall not have any rights of a stockholder (including voting rights) or the right to receive any dividends declared or other distributions paid with respect to the Restricted Stock Units.

4.
As a condition precedent to the issuance or transfer of any shares of Common Stock upon the vesting of the Restricted Stock Units, you shall, upon request by Knowles Corporation, pay to Knowles Corporation such amount as Knowles Corporation may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the issuance or transfer of such shares of Common Stock. If you fail to advance the Required Tax Payments after request by Knowles Corporation, Knowles Corporation will, deduct any Required Tax Payments from any amount then or thereafter payable by Knowles Corporation to you. You must elect how you intend to satisfy your obligation to advance the Required Tax Payments. Your options to satisfy your tax obligation are as follows: (1) delivery of a cash payment to Knowles Corporation, (2) delivery to Knowles Corporation (either actual delivery or by attestation procedures established by Knowles Corporation) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing Knowles Corporation to withhold whole shares of Common Stock which would otherwise be issued or transferred to you having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1), (2) and (3). Shares of Common Stock to be delivered to Knowles Corporation or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or, to the extent consistent with applicable accounting requirements and IRS withholding rules, such higher withholding rate selected by you). Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by you.

5.
As a condition of receiving your Restricted Stock Unit award, you agree to be bound by the terms and conditions of the Knowles Corporation Insider Trading and Confidentiality Policy, Anti-hedging and Anti-pledging Policy, and any Clawback Policy to be adopted by Knowles Corporation, as such policies may be modified from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Knowles equity securities held by you or certain designees, whether such Knowles securities are, or have been, acquired under the Plan, another compensation plan sponsored by Knowles Corporation, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging, Anti-pledging policy to be adopted by Knowles Corporation, on the Merrill Lynch stock plan administration website.

6.
For Non-US Employees and employees who transfer employment outside of the United States during the term of the Restricted Stock Units, your Restricted Stock Unit award is subject to the conditions of the attached Addendum for Non-US Employees.

7.	Your award is not transferable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.	Knowles Corporation reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.

9.
You must accept this award by logging onto the Merrill Lynch stock plan administration website. Acceptance of this Award shall also constitute an acknowledgement and acceptance of the provisions included in the Plan, Addendum (if applicable) and Appendix A (including, without limitation, the non-compete provisions set forth therein).